EXHIBIT 99.3

CONSENT OF A PERSON NAMED AS ABOUT TO BECOME A DIRECTOR

Pursuant to Rule 438 promulgated under the Securities Act of 1933, I, J. David Chatham, hereby consent to be named as a person about to become a director of First Advantage Corporation in the registration statement on Form S-4 of First Advantage Corporation filed January 16, 2003, and any amendments thereto.

Dated: January 16, 2003	/s/ J. DAVID CHATHAM
J. David Chatham